Adam S. Tracy, Esq.

Securities Compliance Group, Ltd.

520 W. Roosevelt Suite 201

Wheaton, IL 60187

(888) 978-9901

at@ibankattorneys.com

October 1, 2015

The Four Energies, Inc.

Re: Opinion of Counsel – Registration Statement of Form S-1

To the Board of Directors:

I have been engaged as counsel to The Four Energies, Inc., in connection with the preparation and filing of a registration statement on Form S-1. The registration statement covers the registration under the Securities Act of 1933 of 11,487,000 common shares sold by The Four Energies, Inc., a Wyoming corporation, of which 10,000,000 common shares are being offered for sale by the Company and 1,487,000 common shares are being offered for sale by certain selling shareholders. I am an attorney licensed to practice before the Supreme Court of Illinois, various United States District Courts and the United States Tax Court. Moreover, I have been not prohibited or otherwise enjoined from practicing before the Securities and Exchange Commission.

In connection with the opinion contained herein, I have examined the registration statement, the articles of incorporation and bylaws, the minutes of meetings of its board of directors, as well as all other documents necessary to render an opinion. In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, I am of the opinion that the 10,000,000 common shares being offered by the Company pursuant to the registration statement are duly authorized and, when issued in the manner described in the registration, will be legally and validly issued, fully paid and non-assessable.

In addition, I am of the opinion that the 1,487,000 common shares being offered by selling shareholders pursuant to the registration statement have been duly authorized and are legally and validly issued, fully paid and non-assessable.

 The opinion opines upon the laws of the State of Wyoming and reported judicial decisions interpreting those laws. This opinion does not address or relate to any specific state securities laws. I assume no duty to communicate with the registrant in respect to any matter that comes to my attention after the date of effectiveness of the registration statement.

 I further consent to the use of this opinion as an exhibit to the registration statement and to the reference to my firm in the prospectus made part of the registration statement.

Yours very truly,

/s/Adam S. Tracy

Adam S. Tracy, Esq.